UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2015

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

404I-T Hadley Road
S. Plainfield, New Jersey 07080
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
Arrangements of Certain Officers.

On February 17, 2015, Michael Vesey and Majesco Entertainment Company (the “Company”) entered into a separation agreement (the “Vesey Separation Agreement”) pursuant to which Mr. Vesey will resign as Chief Financial Officer of the Company effective March 17, 2015.  Pursuant to the Vesey Separation Agreement and following his resignation, Mr. Vesey will provide general business and consulting services to the Company to assist in transitional needs and activities of the Company for a period of six (6) months following his resignation.  Pursuant to the Vesey Separation Agreement, upon his resignation and in addition to the other benefits as outlined in the Vesey Employment Agreement, Mr. Vesey is expected to receive a lump sum payment of $200,000 and an additional payment of $100,000 thereafter payable in six equal monthly installments.  In addition, the Company agreed to vest all of Mr. Vesey’s previously unvested securities he holds, other than the securities granted pursuant to the Company’s new equity plan and, subject to shareholder approval of such new equity plan, in consideration for Mr. Vesey’s consulting services, the Company expects to grant Mr. Vesey 30,000 shares of restricted common stock under such equity plan.  The foregoing description of the Vesey Separation Agreement is qualified in its entirety by reference to the Vesey Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

 Item 8.01 Other Events.

On February 17, 2015, Adam Sultan, the Company’s General Counsel, Senior Vice President, Business and Legal Affairs and Secretary, executed a separation agreement providing for Mr. Sultan’s resignation from the Company effective March 17, 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1        Separation Agreement, dated as of February 17, 2015, by and between Michael Vesey and Majesco Entertainment Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

Dated: February 17, 2015	/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer

EXHIBIT INDEX

10.1           Separation Agreement, dated as of February 17, 2015, by and between Michael Vesey and Majesco Entertainment Company.